Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-54394, No. 33-46386, No. 33-85304, No. 333-14231, No. 333-24125, No. 333-80297, No. 333-80299, No. 333-36264, No. 333-49382, No. 333-60950, No. 333-112677, No. 333-116355, No. 333-117716, No. 333-123831 and No. 333-125655) and S-3 (No. 333-112263, 333-115345 and 333-123632) of Input/Output, Inc. and subsidiaries of our report dated March 16, 2005 (except for the restatement described in Note 1 to the consolidated financial statements and Note b on the financial statement schedule as to which the date is March 30, 2006), relating to the financial statements and financial statement schedule, which appears in the Annual Report on Form 10-K of Input/Output, Inc. for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Houston, TX
July 13, 2006